	Years ended December 31,

($000)	2005	2004	2003	2002	2001
Earnings:
Pretax income (loss) from continuing operations	(13,889)	3,688	13,726	3,750	1,881
Fixed Charges	60,104	16,012	3,266	1,673	1,289
Distributed income of equity investees	17,268	7,605	21,565	1,589	790
Total Earnings	63,483	27,305	38,557	7,012	3,960

Fixed Charges:
Interest Expense	60,104	16,012	3,266	1,673	1,289
Amortized premiums & discounts related to indebtedness	-	-	-	-	-
Capitalized expenses related to indebtedness	-	-	-	-	-
Capitalized Interest	-	-	-	-	-
Preference security dividends	-	-	-	-	-
Total Fixed Charges	60,104	16,012	3,266	1,673	1,289

Ratio of earnings to fixed charges	1.06	1.71	11.81	4.19	3.07

Preference security dividends	-	-	-	-	-

Ratio of earnings to fixed charges and preference security dividends	1.06	1.71	11.81	4.19	3.07

	6 months ended June 30, 2005	3 months ended March 31, 2005	2004	2003	2002	2001	2000
Fixed Charges:
+ Interest Expense	-	11,689,738	16,012,518	3,266,438	1,673,108	1,288,780	476,000
+ Capitalized Interest	-	-	-	-	-	-	-
+ Amortized premiums & discounts related to indebtedness	40,417	6,736	-	-	-	-	-
+ Capitalized expenses related to indebtedness	-	808,342	-	-	-	-	-
+ Interest within rent expense	-	-	-	-	-	-	-
+ Preference security dividends	-	-	-	-	-	-	-
Total Fixed Charges	40,417	12,504,816	16,012,518	3,266,438	1,673,108	1,288,780	476,000

Earnings:
+ Pretax income from continuing operations	-	(2,727,560)	3,687,571	13,726,076	3,750,279	1,881,318	526,750
+ Fixed Charges	40,417	12,504,816	16,012,518	3,266,438	1,673,108	1,288,780	476,000
+ Amortization of capitalized interest	-	-	-	-	-	-	-
+ Distributed income of equity investees	-	4,347,467	7,605,093	21,564,956	1,588,765	790,352	42,030
+ Pre-tax losses of equity investees	-	-	-	-	-	-	-
- Interest capitalized	-	-	-	-	-	-	-
- Preference security dividends of consolidated subsidiaries	-	-	-	-	-	-	-
- Minority interest in pre-tax income of subs…	-	-	-	-	-	-	-
Total Earnings	40,417	14,124,723	27,305,182	38,557,470	7,012,152	3,960,450	1,044,780

Ratio of Earnings to Fixed Charges	1.00	1.13	1.71	11.80	4.19	3.07	2.19

If ratio is less than 1, disclose dollar amount of deficiency	-	-	-	-	-	-	-